Exhibit 99.1
NEWS RELEASE
RANGE ANNOUNCES FIRST QUARTER 2011 RESULTS
FORT WORTH, TEXAS, APRIL 26, 2011...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its first quarter 2011 results. Production averaged 545.5 Mmcfe net per day, a record high for the Company and a 17% increase over the prior-year quarter. This represents the 33rd consecutive quarter of sequential production growth. Drilling in the Marcellus Shale and Midcontinent region drove the production growth. On a year-over-year basis, NGLs and crude oil production rose 29%, while natural gas production rose 15%.
First quarter financial results were driven by the 17% increase in production partially offset by a 2% decline in realized prices. In aggregate, the Company’s five largest cost categories decreased 10% on a unit of production basis. Two non-cash items negatively impacted first quarter results — a $39.5 million mark-to-market reduction in the value of the Company’s commodity hedges due to improved commodity prices during the quarter and a $30.6 million charge relating to the Company’s deferred compensation plan due to the increase in our common stock price during the quarter. Reported GAAP net income including the non-cash charges resulted in a net loss of $25.0 million (a loss of $0.16 per diluted share). Net cash provided from operating activities including changes in working capital totaled $140.6 million. Adjusted net income comparable to analysts’ estimates, a non-GAAP measure, was $35.2 million or $0.22 per diluted share. Cash flow from operations before changes in working capital, a non-GAAP measure, increased 11% year-over-year to $163.4 million. Comparing these amounts to analysts’ average First Call consensus estimates, the Company’s earnings per share ($0.22 per diluted share) was greater than the consensus of analysts’ estimates of $0.19 per diluted share and cash flow per share ($1.02 per diluted share) for the quarter was equal to the consensus analysts’ estimates. See “Non-GAAP Financial Measures” for a definition of each of these non-GAAP financial measures and tables that reconcile each of these non-GAAP measures to their most directly comparable GAAP financial measure.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “While partially obscured by the accounting treatment of the Barnett sale and the non-cash charges, first quarter results reflect a strong performance toward Range’s strategy of consistent growth at low cost. Production rose 17% during the first quarter and also increased 17% on a per share basis. On the cost side, we saw a 10% reduction in unit costs for our five largest categories combined. The Barnett sale, which is scheduled to close later this week, will be a significant catalyst to help fuel our future performance. Upon completion of the sale, we will have the strongest balance sheet in our history with cash on hand and no amount outstanding on our $1.5 billion bank credit facility. Despite the sale, we still expect to grow full year production 10% and make up all the production sold from the Barnett by the end of third quarter. We also expect to continue to drive down our unit costs during the remainder of the year. In summary, we are off to a terrific start to the year and we are well positioned to increase our per share value in 2011 and beyond.”
Financial Discussion —
(Except for reported GAAP amounts, specific expense categories exclude non-cash property impairments, mark-to-market on unrealized derivatives, non-cash stock compensation and other items shown separately on attached tables; includes the amounts associated with Barnett properties with the otherwise reported amounts as continuing operations)
As previously announced, Range expects to close the Barnett property sale at the end of this month. Under generally accepted accounting principles, the Barnett properties have been reclassified as “Discontinued operations” for the quarter and for the prior-year comparable period. As a result, production, revenue and expenses associated with the properties have been removed from continuing operations and reclassified to discontinued operations. In this release, the Statements of Income are broken out to reconcile and show the changes to the current period and the prior-year period for the reclassification of the discontinued operations. These supplemental non-GAAP tables present the reported GAAP amounts as compared to the amounts that would have been reported if the Barnett operations were included in continuing operations. All variances discussed in this release include the Barnett operations as continuing operations in the current year and the prior year periods as previously reported.
For the quarter, production averaged 545.5 Mmcfe per day, comprised of 429.9 Mmcf per day of gas (79%), 14,338 barrels per day of natural gas liquids (16%) and 4,924 barrels per day of oil (5%). While natural gas production grew 15% and oil declined 14% over the prior-year quarter, NGL production increased 55% due to outstanding drilling results in the liquids-rich areas of both the Marcellus Shale and the Midcontinent areas. Realized prices, including all cash-settled derivatives, averaged $5.45 per mcfe, a 2% decrease versus the prior-year quarter but a 2% increase as compared to the fourth quarter 2010. The average realized gas price was $4.41 per mcf, an 8% decrease from the prior-year quarter. The natural gas liquids price increased 11% to $47.96 a barrel versus the prior-year quarter. The average oil price rose 14% to $79.48 a barrel over the prior-year quarter. Reported GAAP natural gas, NGL and oil sale revenues for the quarter were $226.9 million, an increase of 21% as compared to the prior year excluding sales from the Barnett properties shown as discontinued operations. Total natural gas, NGL and oil sales (including all cash settled derivatives and the Barnett properties) increased 15% compared to the prior-year quarter to $267.8 million as higher volumes more than offset lower prices.
During the first quarter of 2011, Range continued to lower its cost structure. On a unit of production basis, the Company’s five largest cost categories fell by 10% in aggregate compared to the prior-year period and decreased 5% compared to the prior quarter. Compared to prior year, depreciation, depletion and amortization expense decreased 22% to $1.65 per mcfe and production tax expense decreased 16% to $0.16 per mcfe which more than offset the increases in direct operating expense of $0.75 per mcfe (up 2%), general and administrative expense of $0.55 per mcfe (up 14%) and interest expense of $0.73 per mcfe (up 1%).
Capital Expenditures —
First quarter drilling expenditures of $267 million funded the drilling of 63 (57 net) wells and the completion of wells drilled last year. A 100% drilling success rate was achieved. At March 31, 51 (46 net) wells drilled during the quarter were in various stages of completion or waiting on pipeline connection. As of March 31, Range had drilled 244 horizontal Marcellus wells to date of which 49 are awaiting completion and 24 are awaiting pipeline hook up. In the first quarter, $19 million was expended on acreage, $6 million on gas gathering systems and $26 million for exploration expense (includes $13 million for seismic and $9 million for delay rentals).
Operational Discussion —
Marcellus Shale Division
We exited the first quarter at approximately 260 Mmcfe per day net from the Marcellus Shale, up from approximately 200 Mmcfe per day at year-end 2010. During the first quarter, the Marcellus Division brought online 26 horizontal wells in southwest Pennsylvania, 15 of which are located in the liquids-rich area of the play. The initial production rates of the 15 new wells averaged 7.4 (6.3 net) Mmcf per day of natural gas and 452 (384 net) barrels of NGLs and condensate per day or 10.1 (8.6 net) Mmcfe per day.

An additional 16 wells were completed in southwest Pennsylvania during the first quarter and are awaiting connection to the gathering system. In northeast Pennsylvania, Range brought on its first five wells in Lycoming County at a combined initial production rate of 45 (39 net) Mmcf per day in mid-February.
Due to the outstanding performance of its existing wells combined with the initial performance of the newly connected wells, Range’s Marcellus production has temporarily outgrown the existing infrastructure. In southwestern Pennsylvania, the third expansion of the gas processing facilities has been completed and is in the testing phase. This 200 Mmcf per day of additional processing capacity is expected to commence operation in the very near future. With this expansion, Range’s total processing capacity will expand to 350 Mmcf per day. Range has also entered into two memorandums of understanding exploring options to sell ethane from the liquids-rich area in southwest Pennsylvania. Range plans to complete firm ethane sales agreements in the next 12 months covering a significant portion of its projected ethane production.
Midcontinent Division
First quarter activity for the Midcontinent Division focused on drilling operations in several key areas. One rig remains active in the Texas Panhandle, where two Granite Wash wells and one vertical St. Louis exploratory well are undergoing completion. Range’s original horizontal St. Louis well continues to perform above expectations. After 12 weeks of production, the well has produced more than 1.5 Bcfe with current rates still at 13.0 Mmcf of natural gas and over 900 barrels of liquids per day or 18.4 (5.6 net) Mmcfe per day. Activity in the Ardmore Basin Woodford play continues with four wells in various stages of completion. Production from these liquids-rich completions is expected to reach sales by the end of the second quarter. One operated rig is currently running in the play, along with additional non-operated activity. Drilling also continues in the Mississippian Lime play of northern Oklahoma with one operated rig and one non-operated rig in the Woodford “Cana” Shale play of the Anadarko Basin.
Appalachian Division
During the first quarter of 2011, the Appalachian Division continued to focus on tight gas sand and coal bed methane (CBM) drilling projects on its 350,000 (235,000 net) acres in Virginia. All of this acreage is either owned or held by production allowing for discretionary drilling with no lease expiration issues. In 2011, Range plans 50 tight gas sand wells, 15 CBM wells and 15 horizontal wells targeting the Huron Shale, Berea and Big Lime formations in Virginia. For the first quarter, the division drilled 5 (4.5 net) vertical tight gas sand wells and one CBM well in the Nora field. Also in the quarter, Range performed 8 recompletions of behind-pipe pays to continue to maximize production on existing wells.
Conference Call Information —
The Company will host a conference call on Wednesday April 27 at 1:00pm ET to review the first quarter results. To participate in the call, please dial 877-407-0778 and ask for the Range Resources’ first quarter financial results conference call. A replay of the call will be available through May 12 at 877-660-6853. The account number is 286 and the conference ID for the replay is 371487. Additional financial and statistical information about the period not included in this release but discussed on the conference call will be available on our home page at www.rangeresources.com.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website until July 27.

Non-GAAP Financial Measures and Supplemental Tables —
Adjusted net income comparable to analysts’ estimates as used in this release represents income from continuing operations before income taxes adjusted for certain items (detailed below and in the accompanying table) less income taxes. We believe adjusted net income comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Diluted earnings per share (adjusted) as set forth in this release represents adjusted net income comparable to analysts’ estimates on a diluted per share basis. A table is included which reconciles income or loss from continuing operations to adjusted net income comparable to analysts’ estimates and diluted earnings per share (adjusted). On its website, the Company provides additional comparative information on prior periods.
First quarter 2011 earnings included an expense of $39.5 million for the non-cash unrealized mark-to-market reduction in value for the Company’s derivatives, property impairment expense of $16.5 million, a $30.6 million expense recorded for the mark-to-market in the deferred compensation plan for the increase in the Company’s common stock during the period and $9.6 million of non-cash stock compensation expense. Excluding these items, net income would have been $35.2 million or $0.22 per share ($0.22 fully diluted). Excluding similar non-cash items from the prior-year quarter, net income would have been $25.9 million or $0.17 per share ($0.16 fully diluted). By excluding these non-cash items from our reported earnings, we believe we present our earnings in a manner consistent with the presentation used by analysts in their projection of the Company’s earnings. (See the reconciliation of non-GAAP earnings in the accompanying table.)
“Cash flow from operations before changes in working capital” as used in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to “Cash flows from operating, investing, or financing activities” as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles “Net cash provided from operating activities” to “Cash flow from operations before changes in working capital” as used in this release. On its website, the Company provides additional comparative information on prior periods for cash flow, cash margins and non-GAAP earnings as used in this release.
The cash prices realized for natural gas, NGL and oil production including the amounts realized on cash-settled derivatives is a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Due to the GAAP disclosures of various hedging and derivative transactions, such information is now reported in various lines of the statements of operations. The Company believes that it is important to furnish a table reflecting the details of the various components of each line in the statements of operations to better inform the reader the details of each amount and provide a summary of the realized cash-settled amounts which historically were reported as natural gas, NGL and oil sales. This information will serve to bridge the gap between various reader’s understanding and fully disclose the information needed.
The Company discloses in this release the detail components of many of the single line items shown in the GAAP financial statements included in the Company’s Quarterly Report on Form 10-Q. The Company believes that it is important to furnish this detail of the various components comprising each line of the statement of income to better inform the reader the details of each amount, the changes between periods and the effect on its financial results.
Hedging and Derivatives —

In this release, Range has reclassified within total revenues its reporting of the cash settlement of its commodity derivatives. Under this presentation those hedges considered “effective” under ASC 815 are included in “Natural gas, NGL and oil sales” when settled. For those hedges designated to regions where the historical correlation between NYMEX and regional prices is “non-highly effective” or there is “volumetric ineffectiveness” due to the sale of the underlying reserves, they are deemed to be “derivatives” and the cash settlements are included in a separate line item shown as “Derivative fair value income (loss)” in the Form 10-Q along with the change in mark-to-market valuations of such unrealized derivatives. The Company has provided additional information regarding natural gas, NGL and oil sales in a supplemental table included with this release which would correspond to amounts shown by analysts for natural gas, NGL and oil sales realized, including all cash-settled derivatives.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Appalachia and Southwest regions of the United States.
Except for historical information, statements made in this release such as expected increases in per share value, attractive returns on capital, expected operating costs, expected production growth, expected capital funding sources, expected reduction of future unit costs, attractive hedge positions, strongest balance sheet, and planned property sales are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.
The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K by calling the SEC at 1-800-SEC-0330.

2011-13
Contacts:	Rodney Waller, Senior Vice President	817-869-4258
	David Amend, Investor Relations Manager	817-869-4266

Laith Sando, Senior Financial Analyst	817-869-4267
www.rangeresources.com

RANGE RESOURCES CORPORATION
STATEMENTS OF OPERATIONS
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Revenues and other income:
Natural gas, NGL and oil sales (a)	$226,881	$187,673
Derivative cash settlements (a) (c)	(1,366)	(3,996)
Transportation and gathering	703	2,415
Transportation and gathering — non-cash stock compensation (b)	(390)	(334)
Change in mark-to-market on unrealized derivatives gain (loss) (c)	(40,036)	46,578
Ineffective hedging gain (loss) (c)	568	(249)
Gain on sale of properties	139	67,913
Equity method investment (d)	262	(1,621)
Other (d)	815	46

Total revenues and other income	187,576	298,425	-37%

Costs and expenses:
Direct operating	28,407	21,474
Direct operating — non-cash stock compensation (b)	310	362
Production and ad valorem taxes	6,879	6,542
Exploration	25,858	13,003
Exploration — non-cash stock compensation (b)	1,329	1,136
Abandonment and impairment of unproved properties	16,537	6,551
General and administrative	27,117	20,328
General and administrative — non-cash stock compensation (b)	7,530	7,842
General and administrative — bad debt expense	(688)	—
Termination costs	—	5,138
Termination costs — non-cash stock compensation (b)	—	2,800
Deferred compensation plan (e)	30,630	(5,712)
Interest expense	24,779	20,931
Depletion, depreciation and amortization	72,216	64,807
Impairment of proved property	—	6,505

Total costs and expenses	240,904	171,707	40%

(Loss) income from continuing operations before income taxes	(53,328)	126,718	-142%

Income tax (benefit) expense:
Current	—	—
Deferred	(19,897)	49,012

	(19,897)	49,012

(Loss) income from continuing operations	(33,431)	77,706	-143%
Discontinued operations, net of tax	8,398	(127)

Net (loss) income	$(25,033)	$77,579	-132%

(Loss) income per common share

Basic-(Loss) income from continuing operations	$(0.21)	$0.50
Discontinued operations	$0.05	$—

Net (loss) income	$(0.16)	$0.50	-132%

Diluted-(Loss) income from continuing operations	$(0.21)	$0.48
Discontinued operations	$0.05	$—

Net (loss) income	$(0.16)	$0.48	-133%

Weighted average common shares outstanding, as reported
Basic	157,545	156,393	1%
Diluted	157,545	160,292	-2%

(a)	See separate natural gas, NGL and oil sales information table.

(b)	Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(c)	Included in Derivative fair value income (loss) in the 10-Q.

(d)	Included in Other revenues in the 10-Q.

(e)	Reflects the change in market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION
STATEMENTS OF OPERATIONS
Restated for Barnett discontinued operations,
a non-GAAP presentation
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
		Barnett			Barnett
		Discontinued	Including		Discontinued	Including
	As reported	Operations	Barnett Ops	As reported	Operations	Barnett Ops
Revenues
Natural gas, NGL and oil sales	$226,881	$42,257	$269,138	$187,673	$49,087	$236,760
Cash-settled derivative gain (loss)	(1,366)		(1,366)	(3,996)		(3,996)
Transportation and gathering	703	5	708	2,415	12	2,427
Transportation and gathering — non-cash stock compensation	(390)		(390)	(334)		(334)
Change in mark-to-market on unrealized derivatives	(40,036)		(40,036)	46,578		46,578
Ineffective hedging gain (loss)	568		568	(249)		(249)
Gain (loss) on sale of properties	139		139	67,913	955	68,868
Equity method investment	262		262	(1,621)		(1,621)
Other	815	4	819	46		46

	187,576	42,266	229,842	298,425	50,054	348,479

Expenses
Direct operating	28,407	8,232	36,639	21,474	9,073	30,547
Direct operating — non-cash stock compensation	310	45	355	362	131	493
Production and ad valorem taxes	6,879	1,066	7,945	6,542	1,528	8,070
Exploration	25,858	32	25,890	13,003	496	13,499
Exploration — non-cash stock compensation	1,329		1,329	1,136		1,136
Abandonment and impairment of unproved properties	16,537		16,537	6,551	5,856	12,407
General and administrative	27,117		27,117	20,328		20,328
General and administrative — non-cash stock compensation	7,530		7,530	7,842		7,842
General and administrative — bad debt expense	(688)		(688)	—		—
Termination costs	—		—	5,138		5,138
Termination costs — non-cash stock compensation	—		—	2,800		2,800
Deferred compensation plan	30,630		30,630	(5,712)		(5,712)
Interest expense	24,779	11,076	35,855	20,931	9,356	30,287
Depletion, depreciation and amortization	72,216	8,880	81,096	64,807	23,819	88,626
Impairment of proved properties	—		—	6,505		6,505

	240,904	29,331	270,235	171,707	50,259	221,966

(Loss) income from continuing operations before income taxes	(53,328)	12,935	(40,393)	126,718	(205)	126,513

Income tax (benefit) expense
Current	—		—	—		—
Deferred	(19,897)	4,537	(15,360)	49,012	(78)	48,934

	(19,897)	4,537	(15,360)	49,012	(78)	48,934

(Loss) income from continuing operations	(33,431)	8,398	(25,033)	77,706	(127)	77,579
Discontinued operations-Barnett Shale net of tax	8,398	(8,398)	—	(127)	127	—

Net (loss) income	$(25,033)	$—	$(25,033)	$77,579	$—	$77,579

OPERATING HIGHLIGHTS

Average Daily Production
Natural Gas (mcf)	331,172	98,728	429,900	270,802	104,204	375,006
Natural Gas Liquids (bbl)	12,573	1,765	14,338	6,927	2,308	9,235
Oil (bbl)	4,846	78	4,924	5,612	107	5,719
Equivalents (mcfe)	435,686	109,783	545,469	346,040	118,687	464,727

Average Prices Realized
Natural Gas (mcf)	$4.58	$3.85	$4.41	$4.94	$4.32	$4.77
Natural Gas Liquids (bbl)	48.14	46.65	47.96	44.95	37.88	43.18
Oil (bbl)	79.31	89.89	79.48	69.62	75.13	69.72
Equivalents (mcfe)	5.75	4.28	5.45	5.90	4.60	5.57

Direct Operating Cash Costs per mcfe
Field expenses	$.71	$.81	$.74	$.67	$.79	$.70
Workovers	.01	.02	.01	.02	.06	.03

Total operating costs	$.72	$.83	$.75	$.69	$.85	$.73

RANGE RESOURCES CORPORATION
BALANCE SHEETS
(Unaudited, in thousands)

	March 31,	December 31,
	2011	2010
Assets
Current assets	$97,455	$100,883
Current assets of discontinued operations	856,195	876,304
Current unrealized derivative gain	62,286	123,255
Natural gas and oil properties	4,296,139	4,084,013
Transportation and field assets	59,971	74,049
Other	243,201	240,082

	$5,615,247	$5,498,586

Liabilities and Stockholders’ Equity
Current liabilities	$329,571	$393,228
Current asset retirement obligation	4,020	4,020
Current unrealized derivative loss	593	352
Current liabilities of discontinued operations	16,288	32,962

Bank debt	480,000	274,000
Subordinated notes	1,686,816	1,686,536

Total long-term debt	2,166,816	1,960,536

Deferred tax liability	646,427	672,041
Unrealized derivative loss	30,242	13,412
Deferred compensation liability	169,278	134,488
Long-term asset retirement obligation and other	66,168	59,885
Long-term liabilities of discontinued operations	2,226	3,901

Common stock and retained earnings	2,147,114	2,163,803
Common stock held in treasury	(7,190)	(7,512)
Accumulated other comprehensive income	43,694	67,470

Total stockholders’ equity	2,183,618	2,223,761

	$5,615,247	$5,498,586

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATING ACTIVITIES
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2011	2010
Net (loss) income	$(25,033)	$77,579
Adjustments to reconcile net income to net cash provided from operating activities:
Loss discontinued operations	(8,398)	127
Loss (gain) from equity investment, net of distributions	14,738	1,621
Deferred income tax (benefit) expense	(19,897)	49,012
Depletion, depreciation, amortization and proved property impairment	72,216	71,312
Exploration dry hole costs	10	—
Abandonment and impairment of unproved properties	16,537	6,551
Mark-to-market (gain) loss on oil and gas derivatives not designated as hedges	40,036	(46,578)
Unrealized derivative (gain) loss	(568)	249
Allowance for bad debts	(688)	—
Amortization of deferred financing costs and other	(78)	1,167
Deferred and stock-based compensation	40,650	7,277
(Gain) loss on sale of assets and other	(139)	(67,913)

Changes in working capital:
Accounts receivable	1,689	8,111
Inventory and other	3,574	(700)
Accounts payable	2,302	17,452
Accrued liabilities and other	(18,210)	(8,998)

Net changes in working capital	(10,645)	15,865

Net cash provided from continuing operations	$118,741	$116,269
Net cash provided from discontinued operations	21,881	36,605

Net cash provided from operating activities	$140,622	$152,874

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING
ACTIVITIES, AS REPORTED, TO CASH FLOW FROM OPERATIONS
BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2011	2010
Net cash provided from operating activities, as reported	$140,622	$152,874
Net changes in working capital	10,645	(15,865)
Net changes in working capital — discontinued operations	11	(7,463)
Exploration expense	25,848	13,003
Office closing severance/exit accrual	—	5,138
Equity method investment distribution	(15,000)	—
Non-cash compensation adjustment and other	1,321	(238)

Cash flow from operations before changes in working capital, a non-GAAP measure	$163,447	$147,449

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2011	2010
Basic:
Weighted average shares outstanding	160,438	159,072
Stock held by deferred compensation plan	(2,893)	(2,679)

Adjusted basic	157,545	156,393

Dilutive:
Weighted average shares outstanding	160,438	159,072
Anti-dilutive or dilutive stock options under treasury method	(2,893)	1,220

Adjusted dilutive	157,545	160,292

RANGE RESOURCES CORPORATION
RECONCILIATION OF NATURAL GAS, NGL AND OIL SALES AND
DERIVATIVE FAIR VALUE INCOME (LOSS) TO CALCULATED
CASH REALIZED NATURAL GAS, NGL AND OIL SALES,
PRODUCTION PRICES AND DIRECT OPERATING CASH COSTS,
non-GAAP measures
(Unaudited, in thousands, except per unit data)

	As Reported, GAAP			Non-GAAP
	Excludes Barnett Operations			Includes Barnett Operations
	Three Months Ended			Three Months Ended
	March 31,			March 31,
	2011	2010	%	2011	2010	%
Natural gas, NGL and oil sales components:
Natural gas sales	$106,283	$123,269		$131,895	$163,770
NGL sales	54,475	28,024		61,884	35,891
Oil sales	36,507	35,164		37,136	35,884

Cash-settled hedges (effective):
Natural gas	29,616	1,215		38,223	1,215
Crude oil	—	—		—	—

Total natural gas, NGL and oil sales, as reported	$226,881	$187,672	21%	$269,138	$236,760	14%

Derivative fair value income (loss) components:
Cash-settled derivatives (ineffective):
Natural Gas	$552	$(3,996)		$552	$(3,996)
Crude oil	(1,918)	—		(1,918)	—
Change in mark-to-market on unrealized derivatives	(40,036)	46,578		(40,036)	46,578
Unrealized ineffectiveness	568	(249)		568	(249)

Total derivative fair value income (loss), as reported	$(40,834)	$42,333		$(40,834)	$42,333

Natural gas, NGL and oil sales, including cash-settled derivatives:
Natural gas sales	$136,451	$120,488		$170,670	$160,989
NGL sales	54,475	28,024		61,884	35,891
Oil sales	34,589	35,164		35,218	35,884

Total	$225,515	$183,676	23%	$267,772	$232,764	15%

Production during the period (a):
Natural gas (mcf)	29,805,523	24,372,167	22%	38,691,021	33,750,559	15%
NGL (bbl)	1,131,565	623,474	81%	1,290,408	831,136	55%
Oil (bbl)	436,132	505,101	-14%	443,120	514,678	-14%
Gas equivalent (mcfe) (b)	39,211,706	31,143,617	26%	49,092,183	41,825,443	17%

Production — average per day (a):
Natural gas (mcf)	331,172	270,802	22%	429,900	375,006	15%
NGL (bbl)	12,573	6,927	81%	14,338	9,235	55%
Oil (bbl)	4,846	5,612	-14%	4,924	5,719	-14%
Gas equivalent (mcfe) (b)	435,686	346,040	26%	545,469	464,727	17%

Average prices realized, including cash-settled hedges and derivatives:
Natural gas (mcf)	$4.58	$4.94	-7%	$4.41	$4.77	-8%
NGL (bbl)	$48.14	$44.95	7%	$47.96	$43.18	11%
Oil (bbl)	$79.31	$69.62	14%	$79.48	$69.72	14%
Gas equivalent (mcfe) (b)	$5.75	$5.90	-2%	$5.45	$5.57	-2%

Direct operating cash costs per mcfe (c):
Field expenses	$0.71	$0.67	6%	$0.74	$0.70	6%
Workovers	0.01	0.02	-50%	0.01	0.03	-67%

Total direct operating cash costs	$0.72	$0.69	4%	$0.75	$0.73	3%

(a)	Represents volumes sold regardless of when produced.

(b)	Oil and NGLs are converted to mcfe at a rate of one barrel equals six mcf based upon the approximate relative energy content of oil and natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

(c)	Excludes non-cash stock compensation.

RANGE RESOURCES CORPORATION
RECONCILIATION OF (LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
AS REPORTED TO INCOME FROM OPERATIONS BEFORE INCOME TAXES
EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010	%
(Loss) income from continuing operations before income taxes, as reported	$(53,328)	$126,718	-142%
Adjustment for certain items:
(Gain) loss on sale of properties	(139)	(67,913)
Barnett discontinued operations	12,980	4,827
Change in mark-to-market on unrealized derivatives (gain) loss	40,036	(46,578)
Unrealized derivative (gain) loss	(568)	249
Abandonment and impairment of unproved properties	16,537	6,551
Proved property impairment and accelerated depreciation on interim plant	—	6,505
Termination costs	—	7,938
Transportation and gathering — non-cash stock compensation	390	334
Direct operating — non-cash stock compensation	310	362
Exploration expenses — non-cash stock compensation	1,329	1,136
General & administrative — non-cash stock compensation	7,530	7,842
Deferred compensation plan — non-cash stock compensation	30,630	(5,712)

Income from operations before income taxes, as adjusted	55,707	42,259	32%

Income tax expense, adjusted
Current	—	—
Deferred	20,485	16,336

Net income excluding certain items, a non-GAAP measure	$35,222	$25,923	36%

Non-GAAP income per common share
Basic	$0.22	$0.17	29%

Diluted	$0.22	$0.16	38%

Non-GAAP diluted shares outstanding, if dilutive	160,745	160,292

HEDGING POSITION AS OF APRIL 19, 2011

			Premium (Paid) /
	Daily Volume	Hedge Price	Received
Gas (Mmbtu)
1Q 2011 Collars	408,200	$5.56 - $6.48	($0.33)
2Q 2011 Collars	408,200	$5.56 - $6.48	($0.33)
3Q 2011 Collars	408,200	$5.56 - $6.48	($0.33)
4Q 2011 Collars	438,200	$5.47 - $6.38	($0.32)

2012 Swaps	70,000	$5.00	($0.04)
2012 Collars	119,641	$5.50 - $6.25	($0.45)

2013 Collars	100,000	$5.00 - $5.73	—

Oil (Bbls)
1Q 2011 Calls	5,500	$80.00	$10.37
2Q 2011 Calls	5,500	$80.00	$10.37
3Q 2011 Calls	5,500	$80.00	$10.37
4Q 2011 Calls	5,500	$80.00	$10.37

2012 Collars	2,000	$70.00 - $80.00	$7.50
2012 Calls	4,700	$85.00	$13.71

NGL (Bbls)
3Q 2011 Swaps	7,000	$104.17	—
4Q 2011 Swaps	7,000	$104.17	—

2012 Swaps	5,000	$102.59	—

NOTE: SEE WEBSITE FOR OTHER SUPPLEMENTAL INFORMATION FOR THE PERIODS